Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 21, 2021, except for the effects of the stock split discussed in Note 15 to the consolidated financial statements, as to which the date is August 2, 2021, relating to the financial statements, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333- 257975) of Adagio Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-257975) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 5, 2021